Exhibit 10.9

AMENDMENT TO AND RESTATEMENT OF AGREEMENT FOR CREDIT ASSIGNMENT WITHOUT CO-OBLIGATION AND OTHER COVENANTS No. 3237/2020

ASSIGNOR: PICPAY SERVIÇOS S.A., hereby represented pursuant to its Bylaws.

Address: Avenida Manuel Bandeira, No. 291, Condomínio Atlas Office Park, building A, 1st floor (offices 22 and 23), 2nd and 3rd floors, building B, 3rd floor (offices 43 and 44), Vila Leopoldina, Postal Code 05.317-020

City/State: São Paulo/ SP

CNPJ/MF: 22.896.431/0001-10

Unrestricted Operation Account: 73906-5

Restricted Operation Account: 11023201

Branch 0001

Bank nº 212

ASSIGNEE: BANCO ORIGINAL S/A, with its principal place of business in São Paulo, SP, at Rua Porto União, No. 295, Postal Code 04568-020, enrolled with the CNPJ/MF under No. 92.894.922/0001-08, hereby represented pursuant to its Bylaws, ASSIGNOR and ASSIGNEE shall be hereinafter referred to, individually, as “Party” and, jointly, the “Parties”.

WHEREAS:

(a) ASSIGNOR carries out the activity of qualifying accredited establishments enabling them to accept pre and pos-paid payment instruments (such as credit and debit cards) in their sales of products and/ or rendering of services, also enabling the contribution to prepaid payment accounts managed by the ASSIGNOR itself, as a payment institution that issues digital currency, through prepaid payment arrangements (debit cards) (“Transactions”), is recurrently legitimate and exclusive holder of credit rights arising from payment transactions carried out by individuals though such payment instruments (“Credits”);

(b) Credits are due by the acquires and/or financial institutions issuers of theses payment instruments to the ASSIGNOR (“Debtor(s)”), each arrangement being subject to the rules established by its respective payment arrangement settlor;

(c) ASSIGNOR while carrying out its activities and at its convenience, has an interested in making the assignment, in whole or in part, of the Credits due by the Debtor(s);

(d) the assignee is interested in evaluating the possibility of acquiring the Credits, observing the terms and conditions provided for in this instrument;

(e) The Parties entered into, on May 25, 2020, Agreement for Credit Assignment Without Co-Obligation and Other Covenants No. 3237/2020 (“Agreement”) according to adjustments to change the restricted checking account;

(f) The Parties wish to amend provisions of the Agreement, as well as restate them into a single instrument.

NOW, THEREFORE, the Parties, by mutual agreement, enter into this Amendment to and Restatement of the Agreement (“Restated Agreement”), which shall be governed by the following terms and conditions.

1. ASSIGNOR is the legitimate holder of the Credits held against the Debtor(s) described in the spreadsheet (as defined below) and wishes to assign and transfer such Credits, without co-obligation and in a definitive manner to the ASSIGNEE.

1.1 Through this Agreement, the ASSIGNEE agrees, subject to the terms and conditions herein established, to acquire from the ASSIGNOR certain Credits offered by the ASSIGNEE, from time to time and upon the payment of an amount to be agreed between the Parties.

1.2 The Credits will be analyzed individually by the ASSIGNEE, being at its discretion the acceptance of it or not. In the event of refusal by the ASSIGNEE, the ASSIGNOR is not entitled to claim, judicially or extrajudicially, indemnity or compensation for losses, damages or for any other title.

1.3 For the purpose of acquiring Credits, ASSIGNOR agrees to observe the following procedure:

(i) ASSIGNOR will send to ASSIGNEE a spreadsheet containing the list of all Credits due to ASSIGNOR (“Spreadsheet”), as well as an electronic file containing the consolidated information of the Spreadsheet, until 09:30 a.m. of the day of the release of funds in the Unrestricted Checking Account of the ASSIGNOR;

(ii) ASSIGNEE must analyze and, eventually, approve the Credits presented until 11:30 am on the date of release of funds;

(iii) Once the Credits are approved, the assignee will inform the assignor, which must formalize its agreement by e-mail by 12:30pm on the date the of release of funds. By the end of this same date, assignor shall send the Exhibit I hereof duly signed;

(iv) Upon receipt of the confirmation of agreement by e-mail, the assignee must pay the price, on the same date, in favor of assignor in the Unrestricted Checking Account indicated in the preamble of this agreement. Exhibit I shall contain information on the assignment transaction, including, but not limited to, the acquisition price, the discount rate, the payment date and ither charges. Exhibit I, once duly accepted, signed and formalized, shall be an integral part of this Agreement, being subject to all its terms and conditions;

(v) As per art. 290 of the Brazilian Civil Code, the ASSIGNOR shall notify the Debtor(s), either by letter or in the contractual instrument between such parties, informing and, as the case by be requesting the express consent of the assignments, subject matter of this Agreement; and

(vi) If the ASSIGNEE receives the Spreadsheet and/or the Exhibit I after the time set forth above, the corresponding payment to the ASSIGNOR will only be made on the first subsequent business day, therefore considering that is not a Saturday, Sunday or a day when commercial banks are required or authorized by law to remain closed in the City of São Paulo.

1.4 The ASSIGNEE´s commitment to pay the purchase price of the Credits is expressly conditioned to the fulfillment of each of the following conditions precedent:

(i) approval, by the ASSIGNEE, within its usual credit criteria, of the corresponding amount to be released;

(ii) that the ASSIGNOR is strictly in compliance with all obligations assumed herein;

(iii) that the assignments of the Credits are carried out pursuant to the system established in this Agreement;

(iv) that there is no change in the legal and/ or regulatory rules, at the discretion of ASSIGNEE, adverse to the maintenance of the assignments of the Credits; and

(v) that all conditions established for each assignment are agreed.

1.5 The settlement of the price of the assignment operations will automatically take place with the credit of the amount due in the Unrestricted Operation Account held by the ASSIGNEE, indicate by the preamble of this Agreement, granting the ASSIGNEE full, broad, general and irrevocable release having the ASSIGNOR nothing else to claim, on any account.

1.6 The price due to the assignor (“Acquisition Price”) related to the assignment of the Credits, shall correspond to the difference between:

(i) the face value of the Credits; and

(ii) the charges applicable to the operation, including negative goodwill and fees charged by the ASSIGNEE, as well as the discount fee applicable to each assignment, as per Exhibit I.

1.7 For the purposes of the provisions above, the Parties agree and acknowledge that the signatures of each Exhibit will be carried out using a personal password, in accordance with the security, authentication and certification rules established by Comprova.com Informática Ltda. (“Docusign”), and expressly recognize for all purposes, effects, as being valid, effective and sufficient to prove authorship, authenticity and integrity of each Exhibit, without any doubt regarding the condition and other obligation established.

2. This Agreement is executed for an undetermined term and may be terminated by any of the Parties, at any time and without charge, through the sending of written communication to the other party, with minimum prior notice of thirty (30) calendar days. This option, however, shall not affect any Credits assigned and which may still be pending payment, which will remaining due on the dates of their respective maturities.

2.1 The Agreement may be terminated at the discretion of the non-defaulting Party:

(i) by written notice, in case of breach of contract or provision of law by one of the Parties, so long as not cured within ten (10) consecutive days from receipt of written notice to that effect sent by the non-defaulting Party, without prejudice to the penalties;

(ii) by written notice, in the event of filing for judicial or extrajudicial reorganization of any of the Parties or judicial or extrajudicial liquidation, dissolution or bankruptcy of any of the Parties;

(iii) non-compliance with any obligations related to anti-corruption rules.

3. For the purposes of this Agreement ASSIGNOR hereby represents that:

(i) the Credits to be assigned are existing, valid and enforceable, and agrees to properly formalize them, so that they represent amounts due and to become due, of the respective Debtor(s) and undertakes as trustee, to supply any and all documents that materialize the Credits, whenever requested by the assignee and within the term of up to two (2) business days, counted from the date of request;

(ii) the Credits are valid and effective for all purposes of the law; they conform to the legislation and regulation applicable to assignments of credit, including the National Monetary Council, keeping the ASSIGNEE free and harmless in relation to any lawsuit or proceeding seeking their cancelation or questioning their validity or legitimacy;

(iii) it is entirely responsible for the information transmitted to ASSIGNEE, and it shall bear any burden deriving from erroneous, inaccurate or omissive information, and it agrees to immediately take all actions required to correct such information, promptly;

(iv) it takes responsibility, on an irrevocable and irreversible basis, for the correctness and truthfulness of the representations made in this Agreement and its respective Exhibits, as well as for any losses, damages and impacts, especially of a tax nature, which may derive from the incorrectness or falsity of the same. The ASSIGNOR undertakes to indemnify the ASSIGNEE for any expenses that it may incur in relation to the Credits, including attorney´s fees;

(v) the Credits (a) are free from any kind of abatement, discount or rebate; (b) they are undisputed and are not included in or subject to any kind of judicial or extrajudicial discussion; and (c) they are not assigned to third parties, in any way, nor posted as guarantee of obligations of the ASSIGNOR;

(vi) it agrees to keep its enrollment information updated and to communicate ASSIGNEE of any alteration, in addition to not close any checking account or any account directly or indirectly related to the compliance with the obligations it undertook under this Agreement, except if there is no remaining obligation related to this legal transaction; and

(vii) as per subitem III of art. 12-A of Law No. 12.865, pursuant to the wording implemented by Law No. 14.031, of July 28, 2020, the product of the Credit assignment operations shall serve to ensure compliance with the settlement obligations among the participants of the payment arrangement referring to the payment transactions until the receipt by the receiving end user, pursuant to the rules of the payment arrangement, observing the necessary discounts.

4. The Credit assignments formalized pursuant to the terms and conditions established in this Agreement and are performed on a definitive basis and without co-obligation of ASSIGNOR, provided that ASSIGNEE takes the solvency risks related to the Debtor(s).

4.1 Notwithstanding the provision of article 4 above, if the inexistence, irregularity, invalidity, untruthfulness, illegitimacy, or unenforceability of the credits assigned is verified, which will cause the involved Credit assignment operation to lose its characteristics, ASSIGNOR shall reimburse ASSIGNEE, in up to two (2) business days, counted from the date of said loss of characteristics, the Acquisition Price paid by ASSIGNEE to the ASSIGNOR, plus:

(i) compensatory interest at the same discount fee applied by the ASSIGNOR to pay the Acquisition Price, calculated as indicated in the respective Exhibit I;

(a) period elapsed from the date of payment of the Acquisition Price by the ASSIGNEE and the date of the loss of characteristics of the said assigned Credit; in case such loss of characteristics occurs before or until the maturity of the respective Credit assigned; or

(b) in the event that the loss od characteristics occurs after the maturity of the said Credit assigned, compensatory interest shall be applied to the period elapsed from the date of payment of the Acquisition Price by the assignee and the date of maturity of the respective Credit assigned, provided that, after the date of maturity of the mentioned Credit assigned, the charges provided for in item 4.3 shall apply to the amount verified until such date; and

(ii) other fees, taxes and/or contributions due pursuant to the law, or which may be created by the competent bodies.

4.2 In addition to the events of loss of characteristics mentioned above, events of loss of characteristics of the respective Credit assignment operation may be considered, if they result in its inexistence, invalidity or inefficacy, subjecting ASSIGNOR to the penalties provided for in said section:

(i) as applicable, the failure to confirm the sending of the notification referred to in item 1.3 (v) above, as well as the respective acceptance, if so required by the Debtor(s);

(ii) if defect, bad-faith, inexistence, falsity or untruthfulness of the documents that back the Credits is verified, or if this happens in relation to the very Credits assigned;

(iii) the full or partial offsetting, made by any Debtor(s), against the funds that should be paid to ASSIGNEE due to the respective Credit assignment operation;

(iv) the failure to comply with any obligation undertaken by ASSIGNOR herein, its respective Exhibits, as well as in any other contractual instrument executed with ASSIGNEE, which regulates the assignment of Credits to the ASSIGNEE;

(v) the failure to submit, by ASSIGNOR, when requested by ASSIGNEE, in the form, conditions and terms provided for herein, any and all documents that formalize the Credits assigned, especially for purposes of collection of amounts in default from the Debtor(S);

(vi) the occurrence of any commercial dispute between ASSIGNOR and the Debtor(s) of the Credits made available for payment, which renders ASSIGNOR’s credit unenforceable;

(vii) If ASSIGNEE proves, at any time, that the assignment of the Credits characterizes fraud against creditors, fraud to execution, fraud to tax execution or bankruptcy fraud;

(viii) if any representation made by ASSIGNOR under this Agreement is false, incorrect or inaccurate; and/ or

(ix) if the assigned Credits will have their characteristics (such as maturity, number, date of issue, value, etc.) modified, for any reason, including by commercial agreement between the ASSIGNOR and the respective Debtor, in relation to the characteristics informed by the ASSIGNOR to the ASSIGNEE when carrying out the respective credit assignment obligation.

4.3 If ASSIGNOR fails to timely comply with any of the obligations in this Agreement, especially the ones related to the return of amounts that it may receive from the Accreditation Institutions, ASSIGNOR will be in default irrespective of notification or communication in this sense, and ASSIGNOR shall pay the amounts in default to ASSIGNEE, plus:

(i) compensatory interest at the same Discount Fee referred to in section 4.1(a);

(ii) default interest of um percent (1%) per month, calculated on a prorated daily basis, applicable as of the date of the default until its effective payment; and

(iii) non-compensatory default fine of two percent (2%), owed only as of the fifteenth day of the maturity of the obligation, calculated over the amount of the debtor balance verified on the date of the effective payment; and

(iv) expenses incurred due to the respective collection procedures.

5. If the Debtor(s), for any reason, make the payment of the assigned Credits directly to ASSIGNOR, the latter agrees to, as the collection agent, deliver to ASSIGNEE the amounts received on the same date of the respective receipts, subject to application of the default charges provided for above.

5.1 Payments due by the ASSIGNOR to the ASSIGNEE under this Agreement shall be made in resources immediately available to the ASSIGNEE, free from any kind of abatement by:

(i) debt to be made in the ASSIGNEE Restricted Operation Account, indicate in the preamble, by which the ASSIGNEE is already authorized; or

(ii) bank transfer in favor of the ASSIGNEE´s checking account to be indicated in due time.

6. The communication between the Parties shall be made exclusively through their representatives listed below, at the respective addresses indicated therein and may be made through letter with acknowledgment of receipt, e-mail or any other form previously agreed between the Parties.

PICPAY SERVIÇOS S.A.

Address: Avenida Manuel Bandeira, No. 291, condomínio Atlas Office Park, bloco B, suites 43 and 44, Vila Leopoldina, São Paulo/SP, Postal Code 05.317-020.

Tel: (27) 3180-0382

Attn.: Jurídico

E-mail: juridico@picpay.com

BANCO ORIGINAL S/A

Address: Rua Porto União, No. 295 - São Paulo/ SP

Phone No.: (11) 25653506

Attn.: Comercial Recebíveis

E-mail: recebiveis@original.com.br

7. Social-environmental and Anticorruption Responsibility. For the purposes of this Agreement, the PARTIES:

(i) declare, subject to civil and criminal liability, that (a) they comply with the environmental and labor legislation related to occupational health and safety, especially regarding the non-utilization of childish or slave-like work (“Social environmental Legislation”); (b) all information and documents made available to the other PARTY, related to social environmental aspects, are correct and complete, and that there is no omission of information or documents that may negatively affect the analysis of the subject-matter of this Agreement and of the Credits; and (c) irrespective of fault, it agrees to reimburse the other Party for any amount such other Party is compelled to pay as a result of non-compliance, by the responsible Party, with the Socio-environmental Legislation and/or of the occurrence of social environmental damages;

(ii) declare, on their own behalf and on behalf of their managers, employees, agents and service providers that (a) they conduct commercial practices in an ethical manner and in compliance with the applicable legal precepts; (b) they do not condone and do not allow any action that may characterize a harmful act, as per Law No. 12.846/2013 and related legislation; (c) have governance installed, focused on the prevention and detection of violations of anticorruption rules and of the requisites established in this Agreement; (d) will immediately notify the other Party if they become aware or suspicious of any conduct that characterizes or may characterize practice of bribery or corruption referring to the negotiation, conclusion or performance of this Agreement; and (e) have not nor will make any payment; have not nor will provide benefits or advantages to any governmental authorities or to consultants, representatives, partners or third parties related to them, with the purpose of influencing any act or decision of the government or ensuring any undue advantage, obtaining or preventing businesses or obtaining any undue benefit.

8. ASSIGNOR is aware of and agrees with the fact that ASSIGNEE, on an irrevocable and irreversible basis, may consult the Credit Information System of the Central Bank of Brazil and other organizations that centralize private or governmental records and information (SERASA, SCPC, Credit Record Agencies and others) on possible debts under the responsibility of the same, as well as the supply, to the mentioned bodies, of registration information and of data related to this Agreement, everything in accordance with the legislation in force.

9. Any and all burden of all taxes, contributions and other charges owed by reason of the operation under this Agreement shall be borne by the taxpayer defined as such in the tax law, as per the applicable legislation.

10. No omission or delay of the Parties in exercising their rights, powers or privileges under this Agreement, as well as no agreement between ASSIGNEE and ASSIGNOR shall characterize a waiver of the same, nor the single or partial exercise of any right, power or privilege, as per this Agreement, may prevent any other or ulterior exercise of the same, or the exercise of any other right, power or privilege.

11. If one or more provisions contained in this Agreement become invalid, illegal or unenforceable under any aspect, the validity, legitimacy or enforceability of the remaining provisions contained herein shall not be affected by the same.

12. ASSIGNOR declares to have received, from ASSIGEE, all necessary clarifications on this Agreement prior to its signature, and that it freely discussed the contents and eventual changes in its sections, so that this Agreement, as signed at this time, faithfully reflects the will of the Parties.

13. Throughout the entire term of effectiveness of this Agreement and for three (3) years after termination hereof, except for the events provided for in section 13.2, the Parties shall grant confidential treatment to this Agreement, the negotiations that preceded it, the execution hereof and all information it comes to obtain or to which it may be granted access as a result of the services, refraining from using it for any purpose other than for normal performance of this Agreement.

13.1 “Confidential Information” means any information or document from any Party (“Disclosing Party”), obtained or accessed by the Party (“Receiving Party”), as a result of the Agreement, covering personal data and operations of ASSIGNOR´s customers, data of its employees, corporate data, economic and financial information, reports and strategic, technical, legal, accounting, operational, administrative, commercial, financial and economic analyses, as well as intellectual works and software owned by it, obtained by any means (whether orally or in writing, expressly or tacitly), which may be included in any documents, spreadsheets, programs, systems, photographs, reports, physical support, electronic means etc.

13.2 The term referred to in sub-item 13.1 is not applicable to information protected by bank or tax secrecy, and the confidentiality of such information must be observed by the Parties on a permanent basis.

13.3. All Confidential Information shall be kept in a safe place and with access restricted to employees, agents, service providers and companies of your economic group, as well as consultants (including without limitation, financial advisers, lawyers and accountants) of the Receiving Party that need to access such information for provision of the services and/ or as required by applicable law (“Professionals”).

13.4 The Receiving Party is prohibited from disclosing Confidential Information to third parties not included in the definition above as Professionals, unless there is prior and express consent from the Disclosing Party.

13.5 The Receiving Party agrees to immediately inform the Disclosing Party of any breach of the confidentiality rules by any person, including unintentional or faulty breach of Confidential Information.

13.6 In case any of the Receiving Party is required to disclose any Confidential Information due to an administrative or court order, it shall promptly inform the Disclosing Party, so that it can take the legal measures it may deem necessary, provided that such communication is not prohibited by the respective order.

13.7 At any time and without prior notice, the Disclosing Party may request the return of Confidential Information that is in the possession of the Receiving Party, in which case the Receiving Party must immediately return it or destroy it, and it is prohibited from keeping copies of any Confidential information. Expect when the Receiving Party is required, under the terms of applicable legislation, to keep copies of the Confidential Information in its records, in this case the Receiving Party will remain bound by the duty of secrecy of such information and other conditions set forth in this Agreement, under penalty of termination, in addition to other legal penalties.

13.8 Without prejudice to immediate termination hereof and penalties and liabilities set forth in this Agreement and/ or applicable law, noncompliance, by the Receiving Party or by their Professionals, with any provision of this Agreement related to the security, use and disclosure of Confidential Information shall give rise to indemnification in an amount to be defined in Court, in addition to subjecting the Receiving Party, if applicable, to administrative sanctions imposed by the regulatory bodies and/ or criminal.

14. Labor Aspect. In no event will this Agreement establish a labor relationship between ASSIGNOR’s and ASSIGNEE’s employees, or vice-versa, each of whom shall be responsible for any labor claims filed by their employees, representatives and other collaborators.

14.1 The Parties represent that they are individually responsible for any kind of payment or indemnification claimed by their employees/agents, mainly with respect to labor claims and occupational accidents.

14.2 The responsibility of the Parties mentioned in the previous sub-items shall remain even in the event of acknowledgment of the employment relationship of any of its professionals with the other Party, for any reason.

14.3 In the event of acknowledgment of employment relationship between an employee or a third party linked to a Party vis-à-vis the other Party by the Labor Court, the latter shall fully reimburse the expenses that may be borne by the Party that is the Respondent in the labor claim.

15. Each Party shall be responsible for paying the respective taxes of which they are taxpayers.

16. This Agreement does not create any labor, corporate, tax or any other relationship between the Parties, and each Party shall remain solely responsible for its obligations, pursuant to the provisions of the applicable law.

17. Intellectual Property. ASSIGNEE´s trademarks, patents, industrial designs, applications, databases, and pre-existing materials are fully and exclusively owned by ASSIGNEE. are full and exclusive property of ASSIGNEE. Likewise, ASSIGNOR’s trademarks, patents, industrial designs, applications, databases, and pre-existing materials are fully and exclusively owned by ASSIGNOR.

17.1 ASSIGNOR will not be able to use the ASSIGNEE´s commercial name, trademarks, logos and other distinctive signs, even as mere reference, in any channel and for any purpose, without the ASSIGNEE´s prior express and written consent. The same applies to ASSIGNEE.

17.2 The Parties warrant that the products and/or services and pre-existing materials owned by them do not violate and will not violate any intellectual property or personality rights, patents or trade secrets of third parties, and shall be fully liable for the losses resulting from any legal or administrative proceedings arising from violation of any such rights.

17.3 ASSIGNEE represents that it has no copyright on any software, application or technological tool developed by ASSIGNOR to achieve the subject matter of this Agreement. ASSIGNOR has exclusive property over everything that has been developed and idealized by virtue of this agreement, being able to register and explore in the way it best understands without any participation or interference by the ASSIGNEE.

18. This Agreement is being signed on an irrevocable and irreversible basis, binding the Parties and their assignees or successors on any behalf.

19. This Agreement shall be governed by the laws of Brazil. The Parties elect the courts of the Judicial District of the City of São Paulo, State of São Paulo, to resolve any doubts or disputes that may arising from this Agreement.

The Parties have executed this Agreement in two (2) copies of equal form and content, for one sole effect, before the two (2) undersigned witnesses.

São Paulo, March 18, 2021.

DocuSigned by:	DocuSigned by:
/s/ José Antonio Batista Costa	/s/ Anderson Andrade Chamon do Carmo

PICPAY SERVIÇOS S.A.

DocuSigned by:	DocuSigned by:
/s/ Luiz de Lima Giacomini	/s/ Luiz Antonio F Caldas Morone

BANCO ORIGINAL S.A.

Witnesses:

/s/ Hyde de Melo Gomes Silva	/s/ Ana Thereza Almeida Agostinho de Carvalho
Name: Hyde de Melo Gomes Silva	Name: Ana Thereza Almeida Agostinho de Carvalho
CPF: 05309240489	CPF: 370.669.678-95

EXHIBIT I

TO

THE AGREEMENT FOR CREDIT ASSIGNMENT WITHOUT CO-OBLIGATION AND OTHER COVENANTS No. [3237/2020]

ASSIGNOR:

CNPJ:

Ref. Agreement for Credit Assignment without Co-obligation and other covenants no. 3237/2020 (“Agreement”)

ASSIGNOR hereby agrees with the assignment operation of Credits established in the list attached to this Exhibit.

The assignment and transfer operations of Credits herein presented are made under the following conditions:

Operation No.:

(i) Total amount of the Credits upon maturity:

(ii) Total acquisition amount paid to the ASSIGNOR:

(iii) Discount Fee:

(iv) Other charges

The terms not defined in this document shall have the meaning ascribed to them in the Agreement.

[place and date]

___________________________________

[ASSIGNOR]

SPREADSHEET WITH THE LIST OF CREDITS

DEBTOR CNPJ	ASSIGNOR CNPJ	DOCUMENT Nº	ISSUE DATE	MATURITY ORIGINAL	MATURITY ADJUSTED	FACE VALUE DECREASED MDR	ACQUISITION PRICE